Exhibit 10.1

WALKER & DUNLOP, INC.

NON-EXECUTIVE DIRECTOR COMPENSATION RATES

The board of directors (the “Board”) of Walker & Dunlop, Inc. (the “Company”), adopted new compensation retainer rates for the Audit Committee and Compensation Committee Chairs and Compensation Committee members effective following the election of Board members at the Company’s June 4, 2015 annual meeting of stockholders.

The following represents a summary of the current annual retainer rates for non-executive Board members as well as for committee member and chairperson service and the Lead Director:

Compensation Component	Rate
Annual Retainer	$60,000 in cash, $60,000 in restricted stock (1)

Committee Chair Cash Retainers (2)	Audit-$25,000 Compensation-$25,000 Nominating & Corporate Governance-$15,000

Committee Member Cash Retainers	Audit-$10,000 Compensation-$10,000 Nominating & Corporate Governance-$5,000

Lead Director Annual Cash Retainer	$20,000

The Company also reimburses each of its directors for their travel expenses incurred in connection with their attendance at full Board and committee meetings.

(1)	The non-executive director grants of restricted stock vest on the one-year anniversary of the date of grant, subject to the non-executive director’s continued service on the Board.
(2)	Committee chairpersons will receive the Committee Chair Cash Retainer in lieu of a Committee Member Cash Retainer for service on the committee they chair.